UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2009

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Condition.

The registrant is furnishing this Current Report on Form 8-K in connection with the issuance of a press release released on November 2, 2009, a copy of which press release is furnished as Exhibit 99.1 to this report.

The information in this Current Report on Form 8-K (including the exhibits) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 4.02.              Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 2, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded, following a preliminary determination by the Chairman of the Audit Committee and Company’s management on October 30, 2009, that certain of the Company’s previously issued financial statements for the fourth quarter and full year 2008 (the “2008 Financials”) must be restated and should no longer be relied upon because they contain errors under accounting principles generally accepted in the United States relating to accounting for interest rate swap agreements.

In 2007 and 2008 the Company entered into various interest rate swap agreements that are required by the Company’s loan agreement with Bank of America.  The interest rate swaps are used to hedge against potential increases in interest rates by locking in a portion of the outstanding debt at a fixed rate.  The fair value of the swaps approximated the stated value from the inception of the swaps until the fourth quarter of 2008. During the fourth quarter of 2008, the fair value declined due to the dislocation in the financial markets, but this was not recorded by the Company. Therefore, the Company will be restating its 2008 results to record an increase in net liabilities and a reduction of stockholders’ equity (through an after-tax charge in the income statement) of approximately $0.7 million, which reflects the reduced fair value of the swaps at December 31, 2008.  This will reduce stockholders’ equity from $62.2 million to $61.5 million at December 31, 2008.  The Company does not expect to restate its previously reported 2009 interim results and has recognized the impact of the increased fair value of the swaps at September 30, 2009 in its third quarter results of operations.  As long as the Company keeps these swaps in place until they terminate (as required by the bank), the fair value will be adjusted each quarter until there is eventually no difference between the fair value and the stated value, and the related charge will eventually be reversed.  The restatement of the 2008 results will have no impact on operating income, EBITDA or cash flow of the Company.

The Audit Committee reached its conclusion after discussions with management and the Company’s current independent registered public accounting firm who had consulted with the Company’s previous independent registered public accounting firm.  The Company’s previous independent registered accounting firm is currently performing their own independent analysis of the effect of the swap agreements, which will be incorporated into the restatements of previously issued financial statements.

The previously issued financial statements of the Company which must be restated as a result of these errors and should no longer be relied upon are its audited financial statements for the fiscal year ending December 31, 2008.  The Company believes that all financial statements through September 30, 2008 do not require restatement for this issue. The Company intends to file an amended Annual Report on Form 10-K for the year-ended December 31, 2008 (including restated financial statements) with the Securities and Exchange Commission as soon as practicable.

Item 9.01.              Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Shell Company Transactions.

Not applicable.

(d)           Exhibits.

Exhibit Number

99.1	Press release from Summer Infant, Inc., dated November 2, 2009, entitled “Summer Infant, Inc. Reports Strong Third Quarter 2009 Results”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: November 2, 2009	By:	/s/Joseph Driscoll
Joseph Driscoll
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release from Summer Infant, Inc., dated November 2, 2009, entitled “Summer Infant, Inc. Reports Strong Third Quarter 2009 Results”